Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of August 3, 2010 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), THOMAS STEIPP, an individual residing in the State of California (the "Employee").

RECITALS

WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to assure itself of the Employee's continued employment in the capacities set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.           Employment.  The Company hereby employs Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.           Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 5 hereof, the employment of the Employee under this Agreement shall commence on the Effective Date and shall continue through the close of business on August 3, 2015 (the "Initial Term").  Upon the expiration of the Initial Term, the Employee’s employment with the Company will continue on an “at-will” basis and may be terminated by Employee or the Company for any reason and at any time, provided that the terminating party shall provide at least ninety (90) days prior written notice of the termination to the other party (unless the termination is With Cause as defined in this Agreement, in which case the Employee’s employment may be terminated immediately).

3.           Duties.  Employee will serve as PRESIDENT and CHIEF EXECUTIVE OFFICER of the Company. The Employee will devote his full business time, attention, skill, and energy to the business of the Company and will be a full-time employee  of the Company.  Employee will use the Employee’s best efforts to promote the success of the Company's business and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company.  Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Directors and Chairman of the Board of the Company or their designee.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively "Related Entities"), the Employee shall perform such duties to promote these entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. At all times, the Employee agrees that the Employee has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally..

4.           Compensation.

(a)           Annual Base Salary.  As compensation for Employee’s services and in consideration for the Employee's covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $300,000.00, which salary shall be paid in accordance with the Company’s regular payroll schedule and will be subject to applicable tax and other legally required withholdings.  The annual compensation may be adjusted upward (but not downward) in the sole discretion of the Board of Directors.  For purposes of this Agreement, the term “Salary Year” means the one year, 365-day period (or 366 day period for a leap year) that begins on the Effective Date and each successive one year period thereafter.  The base salary established by this paragraph will be effective as of August 3, 2010, with any retroactive salary amount being payable by the Company within a reasonable period of time following the execution of this Agreement.

(b)           Bonuses.  In addition to the Employee’s annual base compensation, during the term of the Employee’s employment hereunder, the Employee shall be entitled to only such bonuses or additional compensation as may be granted to the Employee by the Board of Directors or Chairman of the Board of the Company, in their sole discretion.

(c)           Reimbursement of Expenses.  The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time

(d)           Stock Grant.  In addition to the foregoing, in consideration of the execution of this Agreement by the Employee, the Company shall, on the date hereof, grant to the employee 6,000,000 shares of the common stock of the Company in accordance with a restricted stock agreement in the form set forth as Exhibit A hereto.

(e)           Other Benefits.  During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefits plans, if any, which the Company may from time to time make available to similar-level employees.

(f)           Vacation.  The Employee shall be entitled to 4 Weeks paid vacation during each Salary Year during the term of the Employee’s employment hereunder.  Vacation shall be taken at such times and with such notice so as to not disrupt or interfere with the business of the Company.  Unused vacation from a particular Salary Year will not be paid in cash but will carry over to succeeding Salary Years up to a maximum of 3 Weeks, and no more than 3 weeks of carried-over vacation may be taken during any Salary Year.

5.           Termination.

(a)           Death.  The Employee's employment under this Agreement shall terminate immediately upon Employee’s death.  In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary owing to Employee up through and including the date of the Employee’s death.

(b)           Disability.  If, during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder on substantially a full-time basis as determined by a physician selected by the Company, the Company may, at its option, terminate the Employee's employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive any unpaid base salary owing to Employee up through and including the effective date of termination.

(c)           Termination By Company Without Cause.  In addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time without cause (a “Termination Without Cause”).  In the event of a Termination Without Cause, the Employee shall continue to receive the Employee’s base salary (as then in effect) during the twelve (12) month period immediately following the effective date of the Termination Without Cause or, if shorter, through the last day of the Initial Term (the “Severance Period”).  In addition to the severance pay described in the preceding sentence, the Employee shall continue, during the Severance Period, to receive all employee health and welfare benefits to which Employee was entitled immediately prior to the Termination of Cause, but only to the extent that the applicable benefit plan permits such continuation of benefits.  Employee agrees and acknowledges, however, that Employee will forfeit the right to receive base salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  The Employee will also forfeit the right to salary and benefits during the Severance Period upon accepting employment with another employer with comparable salary, and benefits hereunder shall be forfeited and shall cease upon the Employee becoming eligible for benefits from the Employee’s new employer.  Notwithstanding the foregoing, the termination of the Employee’s employment pursuant to the second sentence of Section 2 of this Agreement shall not constitute a Termination Without Cause and shall not give rise to any severance payment or other benefits pursuant to this Section 5(c).  The Employee’s right to receive any severance payments pursuant to this Section 5(c) is conditioned upon the Employee signing a general release in form and substance satisfactory to the Company under which the Employee releases the Company and its affiliates, together with their respective officers, directors, shareholders, employees, agents and successors and assigns, from any and all claims Employee may have against them as of the date of such release (whether known or unknown), other than claims arising out of this Agreement.

(d)           Termination By Company With Cause.  The Company may terminate the Employee’s employment at any time with Cause.  As used in this Agreement, "Cause" shall mean the following: (1) the Employee's failure or inability to perform Employee’s duties under this Agreement to the reasonable satisfaction of the Board of Directors of the Company after being given written notice of the Employee’s deficiencies and having a period of at least ten (10) days to cure such deficiencies to the reasonable satisfaction of the Board of Directors; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Employee’s employment, (4) a material violation of the Company's policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Employee of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; (7) the Employee's inability to perform an essential function of Employee’s position; (8) any material breach by Employee of this Agreement which, if unintentional and capable of being cured, is not cured within ten (10) of written notice of such breach by the Company to Employee.  The Company may terminate this Agreement for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to the annual base salary hereunder up to and including the effective date of termination, provided, however, that the Employee’s obligations under Sections 6 and 7 of this Agreement shall survive such a Termination for Cause, and any other liabilities or obligations which have accrued and are owed by the Employee to the Company shall not be extinguished or released by such termination.

(e)           Termination by Employee Upon Change in Control.  In the event that a Change in Control (as defined below) occurs and Employee terminates his own employment with the Company by delivering written notice of termination to the Company within thirty (30) days after such Change in Control (an “Employee Termination Notice”), then Employee shall be entitled to lump-sum severance compensation in an amount equal to the amount of base salary to which Employee would have been entitled for the remainder of the Initial Term at the base salary rate being paid to Employee as of the date of the Change in Control (the “Change in Control Compensation”).  The Change in Control Compensation shall be payable on the last pay day of the Company of the month in which the Change in Control occurs, but no earlier than fifteen (15) days after which Employee delivers the Employee Termination Notice to the Company.  In addition to the Change in Control Compensation, the Employee shall, to the extent permitted by any applicable benefit plan, continue to receive, from the date of termination through the end of the Initial Term, all employee health and welfare benefits that Employee would have received during such period in the absence of such termination.  Employee agrees and acknowledges, however, that Employee will forfeit the right to receive Change in Control Compensation and benefits during such period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  For purposes hereof, the term “Change in Control” means any of the following events: (i) any person, entity, or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), other than an affiliate or subsidiary of the Company or an employee benefit plan established or maintained by the Company, a subsidiary of the Company, or any of their respective affiliates, acquires more than 50.0% of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of (A) a merger or consolidation of the Company with or into another corporation unless, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own more than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (B) a sale or disposition of all or substantially all of the Company’s assets; (iv) if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof; provided that any individual whose election or nomination for election as a member of the board of directors of the Company was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director.  In the case of any ambiguity regarding the interpretation of the foregoing definition of “Change in Control”, such question shall be resolved in good faith by the board of directors of the Company.  The Employee’s right to receive any compensation pursuant to this Section 5(e) is conditioned upon the Employee signing (on or before such compensation is due) a general release in form and substance satisfactory to the Company under which the Employee releases the Company and its affiliates, together with their respective officers, directors, shareholders, employees, agents and successors and assigns, from any and all claims Employee may have against them as of the date of such release (whether known or unknown), other than claims arising out of this Agreement.

(f)           Special Termination.  In addition to the foregoing, in the event that the Company does not within ninety (90) days after the date of this Agreement receive from Crucible Intellectual Property, LLC, a Delaware limited liability company and special-purpose wholly owned subsidiary of the Company (“Crucible”), the entire maximum amount of the second payment due to Crucible by Apple Inc. (“Apple”) pursuant to the Exclusive License Agreement of even date herewith between Crucible and Apple, the Company may at any time thereafter terminate this Agreement upon written notice to Employee.  In the event of such a termination, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to the annual base salary hereunder up to and including the effective date of termination, provided, however, that the Employee’s obligations under Sections 6 and 7 of this Agreement shall survive such a termination.

6.           Nonsolicitation and Nondisclosure Covenants.

(a)           Rationale for Restrictions.  Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) including Trade Secrets of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)           Nonsolicitation Covenants.  As used herein, the term "Restrictive Period" means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) expires or is terminated for any reason, including both a termination by the Company for Cause and Not for Cause.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)
directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(ii)
directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

(iii)	disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(iv)	engage in any practice the purpose of which is to evade the provisions of this Section 6.

Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) and Trade Secrets (as defined below) of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(c)           Disclosure of Confidential Information.  The Employee acknowledges that the inventions, innovations, software, Trade Secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the California Uniform Trade Secrets Acts and any other applicable law.  The term “Trade Secret” shall mean any information, including a formula, pattern, compilation, program, device, method technique, or process that derives independent economic value, actual or potential, from being not generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, including but not limited to the patented information and processes as well as the unpatented information and processes comprising, underlying, arising from, and associated with Liquidmetal alloys.

(d)           Prevention of Premature Disclosure of Confidential Information and Trade Secrets.  The Employee agrees and acknowledges that, because the success of the Company is heavily dependent upon maintaining the secrecy of the Company’s Confidential Information and Trade Secrets and preventing the premature public disclosure of the Company’s proprietary information and technology including its Confidential Information and Trade Secrets, the Employee agrees to use the Employee’s best efforts and his or her highest degree of care, diligence, and prudence to ensure that no Confidential Information or Trade Secret prematurely leaks or otherwise prematurely makes its way into the public domain or any public forum, including, without limitation, into any trade publications, internet chat rooms, or other similar forums.  In the event that the Employee becomes aware of any premature leak of Confidential Information or Trade Secret or becomes aware of any circumstances creating a risk of such a leak, the Employee shall immediately inform the Board of Directors, the Chief Executive Officer, or the Employee’s supervisor of such leak or of such circumstances.

(e)           Removal and Return of Proprietary Items.  The Employee will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, and under such conditions and restrictions as are specifically authorized and/or required by the Company) or transmit by any means, electronic or otherwise, any document, record, notebook, plan, model, component, device, computer software or code, or Confidential Information or Trade Secret whether embodied in a disk or in any other form, including electronic form (collectively, the "Proprietary Items").  The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company.  Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items, Confidential Information, Trade Secret or any part thereof.

(f)           Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.           Employee Inventions.

(a)           Employee agrees that any inventions, ideas, original works of authorship or other work product in whole or in part conceived or made by Employee which are made through the use of any of the Confidential Information or any of the Company's equipment, facilities, supplies, trade secrets or time, or which relate to the Company's business or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by Employee for the Company, along with any rights in or to any of the foregoing under copyright, patent, trade secret, trademark, or other law, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Employee agrees that any such original works of authorship shall be deemed to be "works made for hire" and that the Company shall be deemed the author thereof under the U. S. Copyright Act (Title 17 of the U. S. Code), provided that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law or that there are any rights that do not accrue to the Company as a work made for hire, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in and to such works, including but not limited to copyrights and other intellectual property rights. This Agreement shall be construed in accordance with the provisions of Section 2870 of the California Labor Code (a copy of which is attached as Exhibit A hereto) relating to inventions made by Employee, and accordingly this Agreement is not intended and shall not be interpreted to assign to or vest in the Company any of Employee's rights in any inventions other than those described in the first sentence of this Section 7(a).

(b)           At all times during Employee's employment by the Company, Employee will maintain a complete and detailed current written record of all ideas, concepts, improvements, discoveries or inventions, of any nature ("Inventions"), whether patentable or not, created or made in whole or part by Employee, either solely or jointly with others, and Employee will promptly disclose any such Inventions to the Company, in writing.  Employee further agrees that all such written records shall be and remain the sole and exclusive property of the Company, and Employee shall make such written records available to the Company at any time upon request, for review, inspection or copying by the Company, and shall deliver all copies of such records to the Company upon termination of Employee's employment, for any reason.

(c)           With respect to Inventions made or conceived of in whole or part by Employee, either solely or jointly with others, whether during Employee's employment by the Company or after termination of such employment if developed using, applying or adapting, in any way, the Company's equipment, supplies, facilities, Confidential Information or trade secret information, or during Employee's working hours, or such Invention relates to the Company's business, or actual or demonstrably anticipated research or development, or results from any work done in whole or part by Employee, either solely or jointly with others, for the Company, or is based on or related to programs, processes, Inventions or information learned by Employee during such employment:

(i)	Employee shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved.

(ii)
Employee hereby expressly transfers and assigns to the Company all of Employee's right, title and interest in and to such Inventions; and to Applications for U.S. and/or foreign letters patent and/or copyrights as well as any and all continuations, continuations-in-part, and divisions thereof, and to U.S. and/or foreign letters patent and/or copyrights issued thereon, as well as any and all reissues, extensions, improvements, or further developments thereof.

(iii)
Employee shall apply, or assist the Company in applying, at the Company's request and expense, for U.S. and/or foreign letters patent and/or copyrights in the Company's name, or otherwise as the Company shall desire.  The decision to obtain letters patent and/or copyrights shall reside solely with the Company; however, the decision not to obtain or apply for letters patent and/or copyrights at the time of disclosure or at any time thereafter, shall not be construed as a waiver of any rights hereunder.

(iv)
the Company shall also have the perpetual, royalty-free right to use in its business, to license others to use, and to make, use and sell products, processes and/or services derived from any Inventions, discoveries, designs, improvements, concepts, ideas, whether patentable or not, including but not limited to process, methods, formulas, techniques or know-how related thereto, which are not within the scope of Inventions as defined herein, but which are conceived or made in whole or part by Employee, either solely or jointly with others, during regular working hours or with the use of the Company's equipment, supplies, facilities, Confidential Information, trade secret information materials or personnel.

8.           Essential and Independent Covenants.  The Employee’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7.  The covenants of Sections 6 and 7 shall survive the expiration, termination, extinguishment, or lapse of this Agreement under any circumstances, even if this Agreement is terminated by either party, whether for Cause or Not for Cause.

9.           Representations and Warranties by The Employee. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.  Employee further represents and warrants that he fully and completely understands this Agreement and that he has engaged in negotiations with the Company and has either consulted with an attorney of his choice or has had ample opportunity to do so and is fully satisfied with the opportunity he has had.

10.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the Employee's employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.  This Agreement may be assigned by the Company without the consent of the Employee, provided, however, that the Employee is given notice of the assignment.

12.           Governing Law; Resolution of Disputes.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the federal courts located in, Orange County, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  The parties hereto agree that having venue and jurisdiction solely in California is reasonable in that the headquarters for the Company is in Orange County, California and that site for litigation is the most central for such matters.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE WITH THE COMPANY.  This Agreement shall not be construed against either party but shall be construed without regard to the participation of either party in the drafting of this Agreement or any part thereof.

13.           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

14.           Modification By The Court.   In the event that any provision or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee and the Company agree that the unenforceable provision or Section should not cause the entire Agreement to become unenforceable unless it is caused to fail in its essential purpose.  In the event that any provision or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee agrees that the provision should be reduced in scope or length or otherwise modified by the Court, if possible under the law, to cause the provision or Section of the Agreement to be legal and enforceable but to still provide to the Company the maximum protection available to it under the law.

[signature(s) on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Abdi Mahamedi
Abdi Mahamedi, Chairman

Liquidmetal Technologies
30452 Esperanza
Rancho Santa Margarita, CA
92688
Facsimile Number: 949.635.2108

EMPLOYEE

By:	/s/ Thomas Steipp

Printed Name:	Thomas Steipp

Address and Facsimile Number:

EXHIBIT A

Section 2870 of the California Labor Code provides:

(a)           Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; (2) Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.